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EXHIBIT 21.1


                              List of Subsidiaries


1.       Predictive Limited - England and Whales
2.       Predictive Systems, B.V. - Netherlands
3.       Predictive Systems AG - Germany
4.       Global Integrity Corporation - Delaware
5.       Synet Service Corporation - Delaware
6.       Global Integrity K.K. - Japan